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                                                                    EXHIBIT 99.1

PRESS RELEASE

Contacts:                                    Investors/Media:
Richard G. Chleboski                         Stephanie Carrington / Denise Roche
Chief Financial Officer                      The Ruth Group
Evergreen Solar, Inc.                        646-536-7017 / 7008
508-357-2221 x708                            scarrington@theruthgroup.com
investors@evergreensolar.com                 droche@theruthgroup.com


            EVERGREEN SOLAR, INC. REPORTS FIRST QUARTER 2003 RESULTS


FIRST QUARTER HIGHLIGHTS:

      - Product revenues in the first quarter of 2003 of $1.1 million, an increase of approximately 17% from the first quarter of 2002

      - Definitive agreement executed for a private placement equity financing of $29.475 million

MARLBORO, MASSACHUSETTS, May 7, 2003 - Evergreen Solar, Inc. (Nasdaq: ESLR), a developer, marketer, and manufacturer of photovoltaic (solar power) products for the worldwide market, today announced results for the first quarter ended March 31, 2003.

For the three months ended March 31, 2003, product revenues were $1.1 million, an increase of $154,000 from $913,000 for the same period in 2002. Research revenues for the first quarter were $381,000, an increase of $145,000 from $236,000 for the same period in 2002. Net loss for the first quarter of 2003 was $3.2 million, or $0.28 per share, as compared with a net loss of $3.4 million, or $0.30 per share, for the first quarter of 2002. At March 31, 2003, cash, cash equivalents, and short-term investments totaled $5.6 million, compared to $8.5 million at December 31, 2002.

"We made good progress this quarter on our Line 2 expansion," commented Mark A. Farber, President and Chief Executive Officer of Evergreen Solar. "The five String Ribbon(TM) furnaces that we converted to double ribbon machines are now running in production. In addition to the crystal growth programs, we completed engineering qualification of the downstream portion of our cell and panel fabrication equipment. Line 2 is now producing solar cells with an average conversion efficiency of approximately 13%."
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"I am pleased that product sales exceeded the $0.5 - $1.0 million range previously estimated, up 17% year-over-year," continued Mr. Farber. "We remain optimistic for the year and reaffirm our 2003 product sales target of $6 - $9 million."

As previously announced, on March 24, 2003, the Company executed a definitive Purchase Agreement for a private placement equity financing of $29.475 million of Series A Convertible Preferred Stock and a warrant to purchase Common Stock. Company stockholders will vote on approval of the private placement at the Company's annual meeting of stockholders on May 15, 2003. If stockholders approve the private placement, the closing of the financing is expected to occur as soon as practicable after the annual meeting.

The Company will hold a conference call to discuss its first quarter 2003 results on Wednesday, May 7, 2003 at 10:00 a.m. ET. A live webcast of the conference call will be available online at www.evergreensolar.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at www.real.com. Those without web access may access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (877) 356-5633 for domestic callers, and (706) 679-3658 for international. The reservation number for both is 316008.

After the live webcast, the call will remain available on Evergreen Solar's web site, www.evergreensolar.com, through June 7, 2003. In addition, a telephonic replay of the call will be available from May 7, 2003 through May 21, 2003. The replay dial-in numbers are (800) 642-1687 for domestic callers and (706) 645-9291 for international callers. Please use reservation code 316008.

ABOUT EVERGREEN SOLAR, INC.

Evergreen Solar, Inc. (www.evergreensolar.com) develops, manufactures, and markets solar power products utilizing the Company's patented solar power technologies. The products provide reliable and environmentally clean electric power in global markets. Solar power applications include wireless power for remote homes, water pumping, lighting, and rural electrification, as well as complete power systems for electric utility customers choosing to generate their own environmentally benign power.

Evergreen Solar(R) is a registered trademark and String Ribbon(TM) is a trademark of Evergreen Solar, Inc.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company cautions you that any statements contained in this press release which are not strictly historical statements constitute forward-looking statements. Such statements include, but are not limited to, statements reflecting management's expectations regarding the Series A preferred stock private placement, the Company's manufacturing scale-up and production; future financial performance; the Company's technology and product
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development, cost, and performance; the Company's current and future strategic relationships and future market opportunities; and the Company's other business and technology strategies and objectives. These statements may be identified with such words as "we expect", "we believe", "we anticipate", or similar indications of future expectations. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the closing of the equity financing is subject to shareholder approval and other closing conditions, and the Company cannot guarantee that the financing will be consummated in a timely manner, if at all, which would have a material, adverse effect on the Company's business and results of operations; the Company's business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company's products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the Company sells via a small number of reseller partners, and the Company's relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company's business, the partner's business, competitive factors, solar power market conditions, or financial market conditions; and the market for products such as the Company's solar power products is heavily influenced by federal, state, local, and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control. In addition to the foregoing factors, the other economic, competitive, governmental, technological, and other risk factors identified in the Company's filings with the Securities and Exchange Commission - including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 27, 2003 (a copy of which may be obtained at the SEC's web site at: http://www.sec.gov) - could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
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                      EVERGREEN SOLAR, INC. (NASDAQ: ESLR)
                       CONDENSED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)
                                   (unaudited)


                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                    ----------------------
                                                      2002          2003
                                                    --------      --------
Revenues:
Product revenues                                    $    913      $  1,067
Research revenues                                        236           381
                                                    --------      --------
Total revenues                                         1,149         1,448

Operating expenses:
Cost of product revenues                               2,904         2,666
Research and development expense                         854           713
Selling, general and administrative expenses           1,054         1,317
                                                    --------      --------
Total operating expenses                               4,812         4,696
                                                    --------      --------

Operating loss                                        (3,663)       (3,248)

Net interest income                                      242            23
                                                    --------      --------

Net loss                                              (3,421)       (3,225)

Net loss per common share (basic and diluted)       $  (0.30)     $  (0.28)
Weighted average shares used in computing basic
and diluted net loss per common share                 11,398        11,411

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                      EVERGREEN SOLAR, INC. (NASDAQ: ESLR)
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                  (unaudited)


                                               DECEMBER 31,  MARCH 31,
                                                   2002        2003
                                                 -------     -------
Cash, equivalents and short-term investments     $ 8,483     $ 5,589
Other current assets                               6,111       5,523
                                                 -------     -------
Total current assets                              14,594      11,112

Restricted cash                                      464         414
Fixed assets, net                                 16,905      16,929
                                                 -------     -------
Total assets                                     $31,963     $28,455
                                                 =======     =======


Total current liabilities                        $ 2,050     $ 1,703
Total stockholders' equity                        29,913      26,752
                                                 -------     -------
Total liabilities and stockholders' equity       $31,963     $28,455
                                                 =======     =======